Exhibit 18.1

Deloitte & Touche LLP 250 East Fifth Street Suite 1900 P.O. Box 5340 Cincinnati, OH 45201-5340 USA

Tel: +1 513 784 7100
www.deloitte.com

August 9, 2006

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2006, of the facts relating to the change in accounting for emission allowances from the inventory method to the intangible asset method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of PSI Energy, Inc. and subsidiary as of any date or for any period subsequent to December 31, 2005. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of PSI Energy, Inc. and subsidiary as of any date or any period subsequent to December 31, 2005.

Yours truly,

Member of Deloitte Touche Tohmatsu